UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

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Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. (the “Company”) on September 3, 2025:

Faraday Future Founder and Co-CEO YT Jia Makes Second Stock Purchase Under 10b5-1 Plan, Underscoring Confidence in the Company’s Long-Term Strategy

•	The Company also urges all stockholders to vote FOR all proposals for the FF Special Meeting of Stockholders occurring on September 19.

Los Angeles, CA (September 3, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that FF Founder and Global Co-CEO YT Jia purchased approximately $180,000 of FF common stock on September 2, 2025, which is his second purchase of the Company’s common stock pursuant to his previously adopted Rule 10b5-1 trading plan. The remainder of YT Jia’s purchases are scheduled to occur next week.

As previously disclosed, Mr. Jia intends to purchase a total of approximately $560,000 worth of FF common stock (including commission fees), representing the after-tax portion of his $1.2 million signing bonus in connection with his appointment as Global Co-CEO.

“My decision to reinvest my signing bonus into FF reflects my deep confidence in our long-term strategy and commitment to creating value for our stockholders,” said Jia. “I believe our Dual-Flywheel & Dual-Bridge Strategy will drive transformative growth, and I want to be fully aligned with our stockholders as we execute on this vision.”

Stockholder Vote Solicitation

The Company previously announced that it will hold a Special Meeting of Stockholders on September 19, 2025, to seek approval for proposals aimed at supporting the Company’s strategic initiatives and long-term growth. Key proposals include an increase in authorized shares, a change in the Company’s name, an approval of the issuance of Common Stock to holders of certain convertible notes and warrants and an amendment to the Company’s Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”). The Company urges all stockholders to vote FOR all proposals.

Particularly, the 2021 Plan amendment proposal would enable the Company to continue offering long-term equity incentives as a competitive alternative to cash compensation. This helps attract, motivate, and retain top talent, while driving strategic execution and delivering long-term stockholder value.

The authorized shares under the Company’s 2021 Plan currently represent only about 1.5% of the Company’s outstanding common stock, which is significantly below industry levels. Therefore, at this stockholder meeting, the Company is seeking approval to add 9,500,000 shares of common stock to the equity incentive reserve. Even with this increase, the total number of shares reserved for equity incentives would represent nearly 7% of the Company’s current total authorized shares, or nearly 5% of the Company’s total authorized shares if the proposed share increase authorization is approved.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com